Exhibit 99.1

Restaurant Brands International Inc. Appoints Patrick Doyle as Executive Chairman
to Accelerate Growth

RBI Board of Directors believes Patrick Doyle’s appointment will unlock exceptional growth potential alongside current leadership

Mr. Doyle is one of the world’s most successful global QSR leaders; having doubled system-wide sales, delivered 29 consecutive quarters of same store sales growth, created ~$11B of shareholder value and increased home market franchisee profitability more than 2x while
CEO of Domino’s Pizza from 2010-2018

TORONTO – November 16, 2022 – Restaurant Brands International Inc. (“RBI”) (TSX: QSR) (NYSE: QSR) (TSX: QSP) has appointed Patrick Doyle, one of the world’s most successful QSR leaders, to become the company’s Executive Chairman, effective immediately. The Board of Directors believe that Mr. Doyle will be an important contributor to unlocking growth in the company based on his proven track record doing the same at Domino’s Pizza.

The appointment follows significant progress and investments at Tim Hortons Canada and Burger King US; strong system-wide sales growth at Burger King internationally and Popeyes; the acquisition of Firehouse Subs and returning to historical global unit growth.

As the former CEO of Domino’s Pizza from 2010 to 2018, Mr. Doyle led one of the restaurant industry’s most successful transformations by focusing on putting the guest experience first and being the best at digital ordering and food quality. During his tenure, he delivered 29 consecutive quarters of same store sale increases, system-wide sales growth of $5.6B to $13B, and an over 2x increase in home market franchisee profitability while creating approximately $11B of shareholder value and increasing the share price over 23x from nearly $12 in March 2010 to $271 in June 2018.

Daniel Schwartz and Alex Behring will continue to serve on the Board of Directors, demonstrating 3G Capital’s commitment to being a long-term shareholder in RBI. Mr. Behring is a co-founder of 3G Capital and is currently co-Managing Partner. Mr. Schwartz is the former CEO and Executive Chairman of RBI and co-Managing Partner of 3G Capital.

Since its 2010 acquisition of Burger King Holdings, 3G Capital has been the company’s largest shareholder supporting the company’s global growth transformation including the creation of RBI and acquisitions of Tim Hortons, Popeyes Louisiana Kitchen, and Firehouse Subs, generating approximately 21x in total shareholder returns(1).

“Patrick’s appointment as Executive Chairman is a huge addition to the already strong leadership team that we have built over the past few years. This is part of our long-term strategy to accelerate growth in our restaurant brands and profitability for our franchisees and drive shareholder returns that we believe the company is very capable of delivering,” said Mr. Schwartz and Mr. Behring, current co-Chairmen of the Board of Directors.

”I’m excited to work closely with Patrick and our leadership team to build the most loved restaurant brands in the world. This includes our intention to rapidly accelerate growth in the company and deliver on plans that result in exceptional service for our guests; and excellent returns for our franchisees and for all shareholders,” said Jose Cil, CEO of RBI.

“I love the restaurant industry. These are four exceptional brands with real opportunities for accelerated growth. Working closely with each of the brands’ franchisees, with Jose, the whole RBI team, and the Board of Directors, I am confident we can create one of the most compelling growth stories in the industry,” said Mr. Doyle, incoming Executive Chairman.

Mr. Doyle will make a personal investment to purchase 500,000 RBI shares for a value of approximately $30M and has agreed to maintain his investment for five years, subject to certain conditions, demonstrating his
1 Total shareholder returns calculated assuming $1.6 billion 2010 equity value of Burger King Holdings Inc. adjusted for the 2011 dividend recapitalization and includes cumulative dividends paid through September 30, 2022.

Exhibit 99.1
confidence in the shareholder value he is being retained to help create.  The purchase is subject to regulatory approvals.

In addition, Mr. Doyle will receive a one-time equity package of 2,000,000 options granted at fair market value, vesting in 5 years; 500,000 restricted share units vesting ratably over five years; and 750,000 performance share units vesting in 5.5 years, with a 100% target performance tied to a roughly 10% compound annualized return in RBI’s share price over five years.

RBI’s Board of Directors believes Mr. Doyle’s compensation package reflects his unmatched performance as one of the world’s most successful QSR leaders and is fully aligned with shareholder interests as benefits are substantially realized upon significant improvement in company performance.

The Board also noted that the company’s path to profitable, long-term growth needs to be rooted in the continued success of our restaurants, including enhancing the guest experience, growing franchisee profitability and driving digital sales. Mr. Cil, his direct reports and their leadership teams across all four brands share compensation performance criteria related to comparable sales, net restaurant growth and Organic EBITDA growth as well as individual achievement criteria which may include franchisee profitability, guest satisfaction levels and digital sales targets.

About Restaurant Brands International:
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with over $35 billion in annual system-wide sales and over 29,000 restaurants in more than 100 countries. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities. To learn more about RBI, please visit the company’s website at www.rbi.com.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com

Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions and reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI's expectations and belief regarding its ability to accelerate global growth in our brands, increase profitability for franchisees, accelerate growth in shareholder returns, deliver exceptional service for guests and the impact of the current actions on such expectations as well as its expectation to successfully close the private placement. Other than as required under U.S. federal securities laws or Canadian securities laws, RBI undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof.

The factors that could cause actual results to differ materially from RBI's expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI's ability to successfully implement its domestic and international growth strategy; risks related to RBI's ability to compete domestically and internationally in an intensely competitive industry; risks related to RBI's relationship with, and the success of, its franchisees and risks related to RBI's fully franchised business model; and macroeconomic factors that may affect the demand for RBI’s products or the profitability of its operations and those of its franchisees.